Exhibit 11.1

Your Vision Our Focus

Consent of Independent Public Accounting Firm

We consent to the use in this Offering Circular of Freeport Series LLC. on Form 1-A/A pursuant to Regulation A, of our report dated April 10, 2023 relating to the financial statements of Freeport Series LLC appearing in this Offering Circular.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

April 10, 2023

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com

INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS